Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the "Registration Statement") of our reports dated April 13, 2010, relating to the financial statements and financial highlights which appear in the February 28, 2010 Annual Reports to Shareholders of the California Tax-Free Bond Fund and California Tax-Free Money Fund (comprising T. Rowe Price California Tax-Free Income Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Fund Service Providers" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
June 28, 2010